Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2010 with respect to the consolidated financial statements of Old Second Bancorp, Inc. (which are included in the 2009 Annual Report to Stockholders, attached as an exhibit to the Annual Report on Form 10-K) and with respect to internal control over financial reporting included in the Annual Report of Old Second Bancorp, Inc. on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

New York, New York

May 13, 2010